Exhibit 24.1

POWER OF ATTORNEY

I, Wu Ping, hereby authorize and designate each of John A. Haveman, David M. Vander Haar and Alyn Bedford, signing singly, as my true and lawful attorney-in-fact to:

(1)           execute for and on my behalf, in my capacity as chairman of the board of directors of and authorized signatory for Yu Zhen Industrial Limited (the “Company”), a Form ID to be filed by the Company, and any Schedule 13G or Schedule 13D to be filed by the Company in accordance with Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder;

(2)           execute for and on my behalf, in my capacity as chairman of and authorized signatory for the Company, any Forms 3, 4 and 5 to be filed by the Company in accordance with Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder; and any other forms or reports as may be necessary to file in connection with the Company’s ownership, acquisition, or disposition of securities of any company, including Form 144;

(3)           do and perform any and all acts for and on my behalf which may be necessary or desirable to complete and execute any such Form ID, Schedule 13G, Schedule 13D or any Forms 3, 4 or 5 under the Exchange Act and timely file any such form or schedule with the United States Securities and Exchange Commission, any stock exchange or similar authority, and the Financial Industry Regulatory Authority; and

(4)           take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be to the benefit, the best interest, or legally required of me or the Company, it being understood that the statements executed by such attorney-in-fact on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

I hereby further grant to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.  I hereby acknowledge that the foregoing attorneys-in-fact, in serving in such capacity at my request, are not assuming any of my or the Company’s responsibilities to comply with Sections 13 and 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the Company is no longer required to file a Schedule 13G, Schedule 13D and/or Forms 3, 4 or 5, unless earlier revoked by me in a signed writing delivered to the foregoing attorneys-in-fact.  Notwithstanding the foregoing, if any such attorney-in-fact hereafter ceases to be either a partner or employee of Faegre Baker Daniels LLP, this Power of Attorney shall be automatically revoked solely as to such individual, immediately upon such cessation, without any further action on my part.

I hereby revoke all previous Powers of Attorney that have been granted by me in connection with the Company’s reporting obligations under Sections 13 and 16 of the Exchange Act with respect to beneficial ownership of an equity security of a class.

IN WITNESS WHEREOF, I have caused this Power of Attorney to be duly executed as of this 6th day of June, 2012.

/s/ Wu Ping
Wu Ping
Chairman of the Board of Directors